EXHIBIT 99.1

                                       FOR:  Consolidated Graphics, Inc.

                                   CONTACT:  Ronald E. Hale, Jr.
                                             Consolidated Graphics, Inc.
                                             Vice President & Treasurer
                                             (713) 787-0977

                                             Betsy Brod/Jonathan Schaffer
                                             Media:Merridith Ingram/Heather Fox
                                             Morgen-Walke Associates, Inc.
                                             (212) 850-5600

FOR IMMEDIATE RELEASE

       CONSOLIDATED GRAPHICS REPORTS PRELIMINARY SECOND QUARTER RESULTS

     HOUSTON, TEXAS - October 15, 1999 - Consolidated Graphics, Inc. (NYSE:CGX) today announced preliminary results for the second quarter ended September 30, 1999. Results for the quarter are expected to be as follows:

o    Sales increased approximately 47% to between $151 million and $153 million;
o Operating income grew approximately 45% to between $20.7 million and $21.0 million;
o Net income increased approximately 40% to between $10.5 million and $10.8 million;
o Earnings per diluted share increased approximately 22% to between $.66 and $.68 per share.

     Joe R. Davis, Chairman and Chief Executive Officer, commented, "While the quarter represents another solid operating performance, a weaker-than-expected September resulted in revenues and earnings for the quarter which were lower than expectations. The quarter's results were influenced in part by Hurricane Floyd in September, which impacted the performance of nearly 20% of our operations. Our facilities did not experience any physical damage, but the disruptive effect of the severe weather surrounding the storm on our customers, production employees, and sales personnel resulted in lower-than-expected printing volume during the month.

     "Also affecting results for the second quarter was the timing of acquisitions completed in the period. While recently announced letters of intent for new acquisitions represent over $65 million in annualized revenue, completed acquisitions during the entire quarter were just $25 million in annualized revenue. As evidenced by the recently announced letters of intent, our acquisition program remains very strong, and we are proceeding in a timely fashion on the completion of announced transactions. We remain comfortable with our March 31, 2000, target for run-rate revenue of $800 million."

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Consolidated Graphics Reports Preliminary Second Quarter Results
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     Mr. Davis continued, "While we continued to generate strong, industry-leading operating margins and cash flow, four of our facilities experienced operational problems which adversely affected revenues and profits. Management issues, which accounted for underperformance at three of these companies, have since been resolved, and we expect these operations to return to profitability in the next few months. The fourth company experienced a revenue shortfall resulting from our decision to exit an unprofitable piece of book printing business.

     "For the remainder of the year, we do not expect our performance to be adversely impacted by either weather-related problems or the acquisition-timing issues from the second quarter and expect the results of the underperforming companies to improve. However, internal growth may be affected as these facilities work to generate acceptable results and better utilize capacity."

     Mr. Davis concluded, "As shareholders, we are disappointed with the quarter's results but remain very optimistic about the future prospects for the Company. We are extremely confident in our operating strategy and ability to produce industry-leading growth and profitability. In the second quarter, we generated strong operating margins, among the highest in the industry, and more than $20 million in operating income. Our acquisition program also remains strong, as we continue to buy profitable, well-managed printing companies and achieve substantial improvement in their operating results and cash flows. We look forward to a very profitable year as we continue to grow Consolidated Graphics."

     The Company expects to report full financial results for the second quarter on October 27, 1999.

     Consolidated Graphics, Inc. is the fastest growing printing company in the United States. The Company adds value to its acquisitions through managerial and operational expertise, financial strength and economies of scale. Upon completion of pending acquisitions, Consolidated Graphics will have 65 companies operating in 25 states with annualized revenues in excess of $700 million. For more information, visit the Company's Web site at www.consolidatedgraphics.com.

     This press release contains forward-looking statements, which involve known and unknown risks, uncertainties or other factors that could cause actual results to materially differ from the results, performance or other expectations implied by these forward-looking statements. Consolidated Graphics' expectations regarding run-rate revenues assume, among other things, completion of pending acquisitions, general economic conditions, continued demand for its product, the availability of raw materials, retention of its key management and operating personnel, as well as other factors detailed in Consolidated Graphics' filings with the Securities and Exchange Commission.

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